Exhibit 10.31

CONSULTING AGREEMENT

This Consulting Agreement (this "Consulting Agreement") is entered into as of January 9, 2024, by and between Digimarc Corporation, an Oregon corporation (the "Company") and Andrew Walter as a consultant to the Company ("Consultant").

1.

Role as Consultant. Commencing on January 9, 2024, the effective date of Consultant's resignation as a director of the Company (the "Effective Date"), Consultant will provide the Company with advice and services within Consultant's domain of expertise as reasonably requested by the Company, which may include, but are not limited to (a) attending occasional face-to-face or telephone or videoconference meetings with representatives of the Company, (b) advising, assisting, and informing the Company with regard to matters concerning the competitive landscape of the Company and its market development activities, (c) reviewing the Company's business strategies and product designs, and (d) introducing the Company to potential advisors, partners, vendors and customers.

2.

Term. The term of Consultant's service will commence on the Effective Date and continue until the earlier of (a) Company's 2024 Annual Meeting of Shareholders or (b) May 10, 2024 (the "Term"). Either the Company or Consultant may terminate this Agreement for any reason with ten days' prior written notice. Sections 2 through 11 of this Agreement and any remedies for breach of this letter will survive any termination.

3.

Other Capacities. The Company understands and agrees that during the Term, Consultant may serve in like capacities for other companies not affiliated with the Company, provided that nothing in this paragraph will constitute a waiver of Consultant's obligations to the Company under this letter.

4.

Compensation. As compensation for Consultant's services, Consultant will be granted shares of the Company's common stock after the last day of each fiscal quarter during the Term (each, an "Award"). The number of shares constituting each Award (the "Share Amount") will be equal to the quotient of $12,500 divided by the closing price per share of the Company's common stock on the final trading day of such fiscal quarter. In the event that the Term ends before the last day of a fiscal quarter, then on the last day of the Term or promptly thereafter, the Company shall grant Consultant a final Award consisting of a number of shares equal to (a) the quotient of $12,500 divided by the closing price per share of the Company's common stock on the final trading day of the Term, multiplied by (b) a fraction, the numerator of which is the number of days in such fiscal quarter that elapsed during the Term, and the denominator of which is the total number of days in such fiscal quarter. The number of shares constituting each Award shall be rounded down to the nearest whole share, with the value of any fractional share paid to Consultant in cash. Each Award will be governed by the terms of the Company's 2018 Incentive Plan.

5.

Reimbursement of Expenses. The Company shall reimburse expenses that Consultant incurs on behalf of the Company or in connection with Consultant providing services pursuant to this Agreement, in each case subject to the Company's prior written approval.

6.

Independent Contractor Status. Consultant's role will be that of an independent contractor, and Consultant shall have no authority to act on behalf of the Company as an agent, employee, representative or otherwise, including, without limitation, to enter into any contract or agreement on behalf of and in the name of the Company. Consultant will not be eligible for any employee benefits, and the Company will not make any tax withholdings on Consultant's behalf. Consultant shall be obligated to report as income all consideration that Consultant receives in connection with the services contemplated by this Agreement, and Consultant hereby agrees to pay any applicable self-employment and other taxes thereon, if any. All compensation paid to Consultant will be reported by the Company to the Internal Revenue Service and any applicable state tax authorities on a Form 1099 or other applicable form.

7.

Proprietary Information. Consultant agrees that all information, whether or not in writing, of a private, secret, proprietary or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and will be the exclusive property of the Company. Consultant agrees not to disclose any Proprietary Information to any person or entity other than employees or advisors of the Company or use the same for any purposes (other than in the performance of Consultant's services pursuant to this Agreement and solely for the benefit of Company) without written approval by an officer of the Company, either during or after service as a Consultant, unless and until such Proprietary Information has become public knowledge without Consultant's fault. Consultant agrees further that any materials containing Proprietary Information which will come into Consultant's custody or possession will be and are the exclusive property of the Company, to be used only in the performance of Consultant's duties for the Company. Any such materials or copies thereof and all tangible property of the Company in Consultant's custody or possession shall be delivered to the Company upon the earlier of (a) the Company's request or (b) termination of Consultant's service pursuant to Section 2 of this Agreement. Consultant's obligations not to disclose or to use Proprietary Information and materials containing Proprietary Information and to return materials and tangible property also extend to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to Consultant or the Company.

8.

DTSA Notice. In addition to state law remedies, the Defend Trade Secrets Act of 2016 (the "DTSA") enables a trade secret owner to bring a trade secret misappropriation case in federal court. The DTSA generally provides that an individual will not be held criminally or civilly liable under any federal or state trade secret law in the following circumstances: (i) where the individual discloses trade secrets in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a sealed filing in a lawsuit or other proceeding. In addition, the DTSA generally permits an individual to disclose trade secrets to the individual's attorney in the course of pursuing a lawsuit where the person alleges retaliation for reporting a suspected violation of the law (or uses the trade secret information in such lawsuit, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order). The foregoing is a very generalized summary of the immunity provisions of the DTSA intended to satisfy the notification requirements of the DTSA. The DTSA does not preclude the trade secret owner from seeking breach of contract remedies, however. Consultant acknowledges and agrees that Consultant has been advised to seek legal counsel before disclosing any trade secrets if Consultant intends to seek immunity under the DTSA.

9.

Inventions. All inventions, ideas, works of authorship, discoveries, data, technology, designs, trade secrets, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others, (a) in connection with any meeting, discussions or negotiations with representatives of the Company if related to the business of the Company, or (b) if resulting or derived from Proprietary Information (collectively under clauses (a) and (b), "Inventions"), are the sole property of the Company. Consultant hereby irrevocably assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere. Consultant shall promptly notify the Company upon Consultant first becoming aware of any of the following: (i) Consultant's invention or first reduction to practice of any Invention; or (ii) the disclosure or misuse of any Proprietary Information. At the Company's expense, Consultant shall execute all documents and take all actions necessary or reasonably requested by the Company to document, perfect or assign the Company's rights to the Inventions. Further, if Consultant fails or refuses to execute any such instruments, Consultant hereby appoints the Company as Consultant's attorney-in-fact (this appointment to be irrevocable and a power coupled with an interest) to act on Consultant's behalf and to execute such documents. The terms of Sections 7 through 9 of this Consulting Agreement are in furtherance and not in limitation of any existing confidentiality obligations or invention assignments of Consultant, in each case arising from any prior agreement between the Company and Consultant or from Consultant's service as a director of the Company.

10.

Obligations to Other Parties. Consultant represents that (a) Consultant's service as a Consultant to the Company does not and will not infringe on any intellectual property, publicity or privacy rights of any third party or breach any agreement Consultant has with any employer or other person (including without limitation any nondisclosure or non-competition agreement), and (b) Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

11.

Miscellaneous. The laws of the state of Oregon, without respect to its provisions for conflict oflaws, will govern this letter. Each party hereby expressly consents to the exclusive personal jurisdiction and venue of the state and federal courts located in Multnomah County, Oregon, for any lawsuit permitted by this letter or arising from or relating to this letter or the enforcement or breach thereof. Consultant acknowledges and agrees that Consultant's violation of this Agreement may cause the Company irreparable harm, and therefore Consultant agrees that the Company will be entitled to seek extraordinary relief in court, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, Consultant agrees that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this letter. This Agreement constitutes the entire agreement between Consultant and Company relating to their relationship as a Consultant to the Company and merges all prior discussions between Consultant and the Company. If any provision of this letter is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions will not be affected and will remain in full force and effect. Consultant may not assign Consultant's rights or obligations under this letter without the Company's prior written consent. The Company may freely transfer, assign, or delegate this letter or any rights or duties thereunder, in whole or in part, without Consultant's consent. This letter may be executed in any number of counterparts, either manually or electronically, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

[signature page followsJ

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY

DIGIMARC CORPORATION

By: ______________________________
Riley McCormack
Chief Executive Officer

Email: Riley.McCormack@digimarc.com

CONSULTANT

Andrew Walter

Signature: Andrew J Walter
Andrew J Walter (Jan 6, 2024 11:28 EST)

Dated: Jan 6, 2024

Email: ajwalter7@gmail.com

[Signature Page to Consulting Agreement]

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